Exhibit 23.2



             INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT
             -------------------------------------------------------


We consent to the inclusion in this Registration Statement of Startech Environmental Corporation on Form S-1, Amendment #1 (File No. 333-143478), of our report dated January 9, 2007, except for the last paragraph of Note 7 as to which the date is January 26, 2007, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Startech Environmental Corporation as of October 31, 2006 and 2005 and for the years then ended, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading "Experts" in such Prospectus.



/s/ Marcum & Kliegman LLP

New York, New York
October 30, 2007